Exhibit 19.1
BRIDGE INVESTMENT GROUP HOLDINGS INC.
INSIDER TRADING COMPLIANCE POLICY
(As of February 27, 2023)1
This Insider Trading Compliance Policy (this “Policy”) consists of seven sections:
•Section I provides an overview;
•Section II sets forth the policies of the Company prohibiting insider trading;
•Section III explains insider trading;
•Section IV consists of procedures that have been put in place by the Company to prevent insider trading;
•Section V sets forth additional transactions that are prohibited by this Policy;
•Section VI explains Rule 10b5-1 trading plans; and
•Section VII refers to the execution and return of a certificate of compliance.
I.    Summary
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Bridge Investment Group Holdings Inc. (the “Company”) as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information that is both “material” and “non-public.” Insider trading is a crime. The criminal penalties for violating insider trading laws include imprisonment and fines of up to $5 million for individuals and $25 million for corporations. Insider trading may also result in civil penalties, including disgorgement of profits and civil fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company -imposed sanctions, including removal or dismissal for cause.
This Policy applies to all officers, directors and employees of the Company as well as temporary workers and consultants of the Company who have access to inside information. Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts (such entities, together with all officers, directors and employees of the Company, are referred to as the “Covered Persons”), and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. The Company may determine that this Policy applies to additional persons with access to material non-public information, such as contractors or consultants. This Policy extends to all activities within and outside an individual’s Company duties. Every officer, director and employee must review this Policy. Questions regarding the Policy should be directed to the General Counsel or Chief Compliance Officer.
1 Approved by the Board on March 2, 2023

The General Counsel shall be responsible for the administration of this Policy. In the absence of the General Counsel, responsibility for administering this Policy will rest with the Chief Compliance Officer or such other employee as may be designated by the General Counsel.
In all cases, Covered Persons bear full responsibility for ensuring their compliance with this Policy, and also for ensuring that members of their household (and individuals not residing in their household but whose transactions are subject to their influence or control) and entities under their influence or control are in compliance with this Policy.
Actions taken by the Company, the General Counsel, the Chief Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate Covered Persons from the consequences of noncompliance with this Policy.
II.     STATEMENT OF POLICIES PROHIBITING INSIDER TRADING
No officer, director or employee (or any other person designated as subject to this Policy) shall purchase or sell any type of security while in possession of material non-public information relating to the security, whether the issuer of such security is the Company or any other company, including, for the avoidance of doubt, competitors or partners of the Company. For the avoidance of doubt, any designation by the Board of Directors of the employees who are subject to quarterly blackout periods may be updated from time to time by the General Counsel or Chief Compliance Officer.
Additionally, no officer, director or other corporate employee shall purchase or sell any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company. For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding blackout period would begin at 11:59 p.m., Eastern time, on December 17.
For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading. If, for example, the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please direct an inquiry to the General Counsel or Chief Compliance Officer.
These prohibitions do not apply to:
•purchases of the Company’s securities by a Covered Person from the Company instead of on the open market or sales of the Company’s securities by a Covered Person to the Company;
•exercises of stock options granted by the Company or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
•bona fide gifts of the Company’s securities, unless the individual making the gift knows, or is reckless in not knowing, the recipient intends to sell the securities while the donor is in possession of material non-public information about the Company (however, all gifts are subject to pre-clearance under this Policy); or
•purchases or sales of the Company’s securities mandated under an employee benefit plan maintained by the Company which authorizes the sale of only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award or made pursuant to a plan adopted to comply with the Exchange Act Rule 10b5-1 (“Rule 10b5-1”) in accordance with Section VI below.
From time to time, events will occur that are material to the Company and cause certain officers, directors, or employees to be in possession of material non-public information. When that happens, the Company will recommend that those in possession of the material non-public information suspend all trading in the Company’s securities until the information is no longer material or has been publicly disclosed.
When such event-specific blackout periods occur, those subject to it will be notified by the Company. The event-specific blackout period will not be announced to those not subject to it, and those subject to it or otherwise aware of it should not disclose it to others. Any failure by the Company to designate an officer, director, or employee as subject to an event-specific blackout period, or to notify an officer, director, or employee of such designation, does not relieve him or her of his or her obligation not to trade in the Company’s securities while possessing material non-public information.
No officer, director or employee shall directly or indirectly communicate (or “tip”) material non-public information to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.
III.     EXPLANATION OF INSIDER TRADING
“Insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security or its issuer.
“Securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts and acquisitions and exercises of warrants or puts, calls, pledging and margin loans or other derivative securities.
It is generally understood that insider trading includes the following:
•trading by insiders while in possession of material non-public information;
•trading by persons other than insiders while in possession of material non-public information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and
•communicating or tipping material non-public information to others, including recommending the purchase or sale of a security while in possession of such information.
A.    What Facts are Material?
The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.
Examples of material information include (but are not limited to) information about:
•dividends;
•corporate earnings or earnings forecasts;
•possible mergers, acquisitions, tender offers or dispositions;
•significant acquisitions or dispositions of fund assets;
•major new products or product developments;
•important business developments such as developments regarding major contract awards or strategic collaborations;
•changes in our relationships with fund investors, vendors or tenants;
•management or control changes;

•significant financing developments including pending sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies; and
•significant litigation or regulatory actions.
Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.
A good general rule of thumb: When in doubt, do not trade.
B.    What is Non-Public?
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s web site.
The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public. If, for example, the Company were to make an announcement on a Monday prior to 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Tuesday. If an announcement were made on a Monday after 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please direct an inquiry to the General Counsel or Chief Compliance Officer.
C.    Who is an Insider?
“Insiders” include officers, directors and employees of a company and anyone else who has material non-public information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material non-public information relating to the company’s securities. All officers, directors, employees, temporary workers and consultants of the Company should consider themselves insiders with respect to material non-public information about the Company’s business, activities and securities. Officers, directors and employees may not trade in the Company’s securities while in possession of material non-public information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This includes family members residing with them, anyone else living in their households, and any family members not living with them whose transactions in the Company’s securities are directed by them, or subject to their influence and control. This Policy also applies to any entities controlled directly or indirectly by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.
D.    Trading by Persons Other than Insiders
Insiders may be liable for communicating or tipping material non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material non-public information tipped to them or individuals who trade on material non-public information that has been misappropriated. Insiders may be held liable for tipping even if they receive no personal benefit from tipping and even if no close personal relationship exists between them and the tippee.
Tippees inherit an insider’s duties and are liable for trading on material non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.
E.    Penalties for Engaging in Insider Trading
Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:
•SEC administrative sanctions;
•securities industry self-regulatory organization sanctions;
•civil injunctions;
•damage awards to private plaintiffs;
•disgorgement of all profits;
•civil fines for the violator of up to three times the amount of profit gained or loss avoided;

•civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1.425 million or three times the amount of profit gained or loss avoided by the violator;
•criminal fines for individual violators of up to $5 million ($25 million for an entity); and
•jail sentences of up to 20 years.
In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), may also be violated in connection with insider trading.
F.    Size of Transaction and Reason for Transaction Do Not Matter
The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material non-public information. The SEC aggressively investigates even small insider trading violations.
G.    Examples of Insider Trading
Examples of insider trading cases include:
•actions brought against corporate officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments;
•friends, business associates, family members and other tippees of such officers, directors, and employees who traded in the securities after receiving such information;
•government employees who learned of such information in the course of their employment; and
•other persons who misappropriated, and took advantage of, confidential information from their employers.
The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider
An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer is also subject to, among other things, criminal prosecution, including up to $5 million in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports could also be liable as controlling persons.
Trading by Tippee
An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has signed an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.
H.    Prohibition of Records Falsification and False Statements
Section 13(b)(2) of the 1934 Act requires companies subject to the Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public. Falsifying records or accounts or making materially false, misleading, or incomplete statements in connection with an audit or filing with the SEC could also result in criminal penalties for obstruction of justice.
IV.     STATEMENT OF PROCEDURES TO PREVENT INSIDER TRADING
The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures.

A.    Pre-Clearance of All Trades by All Officers, Directors and Certain Employees
To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, the exercise of stock options, gifts and the sale of Company stock issued upon exercise of stock options) by officers, directors and such other employees as are designated from time to time by the Board of Directors, the General Counsel or the Chief Compliance Officer as being subject to this pre-clearance process (each, a “Pre-Clearance Person”) must be pre-cleared by the General Counsel or Chief Compliance Officer. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules and should not be understood to represent legal advice by the Company that a proposed transaction complies with the law. For the avoidance of doubt, any designation by the Board of Directors of the employees who are subject to pre-clearance may be updated from time to time by the General Counsel or Chief Compliance Officer.
A request for pre-clearance must be in writing using the Company’s form attached hereto as “Attachment B” at least two business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares, options or other securities to be involved. In addition, unless otherwise determined by the General Counsel or Chief Compliance Officer, the Pre-Clearance Person must execute a certification (in the form approved by the General Counsel ) that he, she or it is not aware of material non-public information about the Company. The General Counsel or Chief Compliance Officer shall have sole discretion to decide whether to clear any contemplated transaction, provided that the Chief Compliance Officer shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the General Counsel (or the Chief Compliance Officer, in the case of the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel). A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 trading plan that has been pre-cleared in accordance with this Policy are not subject to further pre-clearance
B.    Blackout Periods
Additionally, no officer, director or other employee designated from time to time by the Board of Directors, the General Counsel or the Chief Compliance Officer as being subject to quarterly blackout periods shall purchase or sell any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described in Section II. For example, if the

Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding blackout period would begin at 11:59 p.m., Eastern time, on December 17.
Exceptions to the blackout period policy may be approved only by the General Counsel (or, in the case of an exception for the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel, the Chief Compliance Officer or, in the case of exceptions for directors or persons or entities subject to this Policy as a result of their relationship with a director, the Board of Directors).
From time to time, the Company, through the Board of Directors, the Company’s disclosure committee, the General Counsel, or the Chief Compliance Officer may recommend that directors, officers, employees or others suspend trading in Company securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those individuals affected should not trade in the Company’s securities while such blackout period is in effect, and should not disclose to others that the Company has suspended trading. Nevertheless, any failure to designate an officer, director, or employee as subject to such blackout period, or to notify an officer, director, or employee of such designation, does not relieve him or her of his or her obligation not to trade in the Company’s securities while possessing material non-public information.
If the Company is required to impose a “pension fund black-out period” under Regulation BTR, each director and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such black-out period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.
C.    Post-Termination Transactions
With the exception of the preclearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If an individual is in possession of material non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.
D.    Information Relating to the Company
1.    Access to Information
Access to material non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than need-to-know basis.
In communicating material non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2.    Inquiries From Third Parties
Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the General Counsel.
E.    Limitations on Access to Company Information
The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.
All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material non-public information by, among other things:
•maintaining the confidentiality of Company-related transactions;
•refraining from participating in “expert network” consulting;
•conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;
•restricting access to documents and files (including computer files) containing material non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);
•promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
•disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
•restricting access to areas likely to contain confidential documents or material non-public information;
•safeguarding laptop computers, mobile devices, tablets, memory sticks, CDs and other items that contain confidential information; and
•avoiding the discussion of material non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.
Personnel involved with material non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

V.     ADDITIONAL PROHIBITED TRANSACTIONS
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors and employees shall comply with the following policies with respect to certain transactions in the Company securities:
A.    Short Sales
Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy including covered and uncovered short selling. In addition, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons (i.e., directors, certain officers and the Company’s 10% stockholders) from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.
B.    Options
A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director or employee is trading based on inside information. Transactions in options, whether cleared or uncleared, traded on an exchange, on any other organized market or on an over-the-counter market, also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange, on any other organized market or on an over-the-counter market, are prohibited by this Policy.
C.    Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director, or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. Such transactions allow the officer, director, or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director, or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s equity securities are prohibited by this Policy.

D.    Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans
Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options through a broker under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is prohibited unless approved in writing by the General Counsel or Chief Compliance Officer. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).
E.    Director and Executive Officer Cashless Exercises
The Company will not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Company. Directors and executive officers of the Company may use the cashless exercise feature of their equity awards only if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price, (iii) the director or officer uses a “T+2” cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles and (iv) the director or officer otherwise complies with this Policy. Under a T+2 cashless exercise, a broker, the issuer, and the issuer’s transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Questions about cashless exercises should be directed to the General Counsel or Chief Compliance Officer.
F.    Partnership Distributions
Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
VI.     RULE 10B5-1 TRADING PLANS
The trading restrictions set forth in this Policy, other than those transactions described under “Additional Prohibited Transactions,” do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”) that:
•has been submitted to and pre-cleared by the General Counsel or Chief Compliance Officer;
•includes a “Cooling Off Period” for

oSection 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
oEmployees and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan;
•for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material non-public information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;
•has been entered into in good faith at a time when the individual was not in possession of material non-public information about the Company and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
•either (1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and
•complies with all other applicable requirements of Rule 10b5-1.
The General Counsel or Chief Compliance Officer may impose such other conditions on the implementation and operation of the Trading Plan as the General Counsel or Chief Compliance Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-clearance by the General Counsel or Chief Compliance Officer.
An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material non-public information. Modifications to and terminations of a Trading Plan are subject to pre-clearance by the General Counsel or Chief Compliance Officer and modifications of a Trading Plan that change the amount, price or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling Off Period.
During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed, subject to pre-clearance by the General Counsel or Chief Compliance Officer, as long as the Trading Plan continues to be followed.
The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the General Counsel, the Chief Compliance Officer, or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the General Counsel or the Chief Compliance Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into informing the Company of, or trading under, a Trading Plan.
VII.     EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE
After reading this Policy, all officers, directors and employees should execute and return to the General Counsel or Chief Compliance Officer the Certification of Compliance form attached hereto as “Attachment A.” Additionally, all directors, officers, employees and others subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy.

ATTACHMENT A
CERTIFICATION OF COMPLIANCE
RETURN BY [_________] [insert return deadline]
TO:    __________________, Chief Compliance Officer
FROM:    __________________________
RE:    INSIDER TRADING COMPLIANCE POLICY OF BRIDGE INVESTMENT GROUP HOLDINGS INC.
I have received, reviewed and understand the above-referenced Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment with (or, if I am not an employee, affiliation with) Bridge Investment Group Holdings Inc., to comply fully with the policies and procedures contained therein.
I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 20[__], I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy.

___________________________    _______________
SIGNATURE    DATE
___________________________
TITLE

ATTACHMENT B
BRIDGE INVESTMENT GROUP HOLDINGS INC
INSIDER TRADING POLICY – PRECLEARANCE FORM

Person proposing to trade:    ________________________________________________________
Proposed transaction:        ________________________________________________________
Manner of trade:        ________________________________________________________
Proposed trade date range:    ________________________________________________________
☐    No blackout period. I confirm that the proposed transaction will not be made during any blackout period.
☐    Not prohibited. I confirm that the proposed transaction is not prohibited under the Insider Trading Compliance Policy.
☐    Section 16 compliance.* If applicable, I confirm that the proposed transaction will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions.
☐     Form 4 filing.* If appliable, I confirm that a Form 4 has been or will be completed and will be timely filed with the SEC, if applicable.
☐    Rule 144 compliance. If applicable, I confirm that any applicable holding periods, volume limitations, manner of sale requirements, or forms that are required to be satisfied or completed have been satisfied or completed.
☐    Rule 10b-5 compliance. I confirm that I am aware that trading in Company or adopting, modifying, or terminating a Rule 10b5-1 trading plan is prohibited during a blackout period or when I am in possession of any material non-public information regarding the Company that has not been adequately disclosed to the public.
*Applies if the individual is a director, executive officer or otherwise subject to Section 16 of the Securities Exchange Act of 1934.
By signing below, I hereby certify that the above confirmations are true.
____________________________________________
(Printed Name of person proposing to trade)

____________________________________________
(Signature of person proposing to trade)

Accepted and Approved
____________________________________________
(Signature of General Counsel or Chief Compliance Officer)

____________________________________________
(Printed Name of General Counsel or Chief Compliance Officer)